Amended Exhibit A
to Amended and Restated Investment Management Agreement
between
Diamond Hill Funds
and
Diamond Hill Capital Management, Inc.
Originally dated
November 17, 2011

Series	Fee Effective Date	Annual Fee as a percentage of the average daily net assets of the Fund
Long-Short Fund	July 1, 2001	0.90%
Small Cap Fund	July 1, 2001	0.80%
Corporate Credit Fund	February 28, 2015	0.45%
Financial Long-Short Fund	January 1, 2017	0.95%
Large Cap Fund	January 1, 2016	0.50%
Small-Mid Cap Fund	November 17, 2005	0.75%
All Cap Select Fund	November 17, 2005	0.70%
Research Opportunities Fund	January 1, 2017	0.95%
Mid Cap Fund	January 1, 2017	0.60%
High Yield Fund	November 19, 2015	0.50%
Short Duration Total Return Fund	August 1, 2016	0.35%
Core Bond Fund	May 26, 2016	0.30%
Global Fund	February 28, 2019	0.65%
International Fund	February 14, 2019	0.65%

Previously Amended Exhibit A:    November 21, 2013, February 28, 2015, November 19, 2015, January 1, 2016, February 28, 2016, May 26, 2016, August 1, 2016, January 1, 2017, February 28, 2017 and August 17, 2017.
The effective date of this Amended Exhibit A is February 14, 2019.

Diamond Hill Funds                    Diamond Hill Capital Management, Inc.

By: /s/ Gary R. Young                By: /s/ Thomas E. Line
Gary R. Young                    Thomas E. Line
President                        Chief Financial Officer